UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2009

VERISIGN, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of

Incorporation)

000-23593	94-3221585
(Commission File Number)	(IRS Employer Identification No.)

487 East Middlefield Road, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

(650) 961-7500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On October 23, 2009 (the “Closing Date”), VeriSign, Inc. (the “Company”) completed the sale of the Company’s Inter-Carrier Gateway, Premium Messaging Gateway, PictureMail/Integrated Multimedia Message Service (“MMS”) and Mobile Enterprise Solutions businesses (collectively, the “MMM Business,” and referred to in previous Current Report on Form 8-K filings as the VM3 Business) to Syniverse Holdings, Inc., a Delaware corporation (the “Purchaser”) pursuant to an acquisition agreement, dated as of August 24, 2009, and as subsequently amended, by and among the Company, certain of its foreign subsidiaries and the Purchaser (the “Agreement”) for cash proceeds of $174.5 million, after preliminary adjustments to reflect the parties’ current estimate of working capital associated with the MMM Business as of the Closing Date. The transaction will be subject to a final adjustment to reflect the actual working capital balance as of the Closing Date.

Pursuant to the Agreement, the Purchaser acquired (a) all of the equity interests owned by the Company in VeriSign ICX Corporation, a Delaware corporation and wholly-owned subsidiary of the Company (“ICX”), which owns a substantial portion of the MMM Business assets, and (b) certain other assets related to ICX and the MMM Business, including (i) certain contracts, (ii) certain accounts receivable and prepaid expenses, (iii) certain office furniture, computers, servers and other equipment, (iv) ownership of or the right to use certain intellectual property, (v) certain claims, causes of action and rights accruing after the closing of the sale and (vi) all of the Company’s and ICX’s goodwill in the MMM Business as a going concern. Certain employees of the MMM Business became employees of ICX upon the Closing Date.

The Company has previously disclosed additional information concerning the Agreement on the Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 26, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISIGN, INC.

Date: October 26, 2009	By:	/s/ RICHARD H. GOSHORN
	Name:	Richard H. Goshorn
	Title:	Senior Vice President, General Counsel and Secretary

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